Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	James River Coal Company Elizabeth M. Cook Director of Investor Relations (804) 780-3000

JAMES RIVER COAL COMPANY REPORTS
FIRST QUARTER 2010 OPERATING RESULTS

▪	Earnings per Share of $0.84

▪	Adjusted EBITDA of $48.1 Million

▪	Cash Margin in Central Appalachia (CAPP) of $29.38 Per Ton

▪	Development of New Met Mines Continue to Be on Schedule; All Expected Shipments are Currently Unpriced

▪	Named to Forbes 2010 List of “The 100 Most Trustworthy Companies.”

▪	Conference Call Slides Posted to Company Website

RICHMOND, VA, April 30, 2010 - James River Coal Company (NASDAQ: JRCC), a producer of steam and industrial-grade coal, today announced that it had net income of $23.2 million or $.84 per fully diluted share for the first quarter of 2010.  This is compared to net income of $28.2 million or $1.03 per fully diluted share for the first quarter of 2009.

Peter T. Socha, Chairman and Chief Executive Officer commented: “We had another strong quarter.  Our mine operations had a good quarter with production and cost metrics.  We were particularly pleased with our shipping during the quarter.  We believe that this reflects our close working relationship with the railroad and our domestic utility customers.  With regard to the coal markets, we are beginning to see clear signs of a recovery from recession levels.  We will continue to be patient with our contracting strategy.  We believe that James River Coal Company is well positioned for a sustained period of profitability.”

QUARTERLY RESULTS

The following tables show selected operating results for the quarter ended March 31, 2010 compared to the quarter ended March 31, 2009 (in 000’s except per ton amounts).

Total Results	Three Months Ended March 31,
	2010		2009
	Total	Per Ton	Total	Per Ton
Company and contractor production (tons)	2,305		2,866
Coal purchased from other sources (tons)	19		37
Total coal available to ship (tons)	2,324		2,903

Coal shipments (tons)	2,400		2,631
Coal sales revenue	$184,601	76.92	$192,121	73.02
Cost of coal sold	129,317	53.88	132,707	50.44
Depreciation, depletion, & amortization	16,358	6.82	14,473	5.50
Gross profit	38,926	16.22	44,941	17.08
Selling, general & administrative	9,319	3.88	9,287	3.53
Operating Income	29,607	12.34	35,654	13.55

Adjusted EBITDA (1)	$48,124	20.05	$53,194	20.22

(1)	Adjusted EBITDA is defined under "Reconciliation of Non-GAAP Measures" in this release. Adjusted EBITDA is used to determine compliance with financial covenants in our revolving credit facility

Segment Results	Three Months Ended March 31,
	2010		2009
	CAPP	Midwest	CAPP	Midwest
Company and contractor production (tons)	1,550	755	2,041	825
Coal purchased from other sources (tons)	19	-	37	-
Total coal available to ship (tons)	1,569	755	2,078	825

Coal shipments (tons)	1,662	738	1,844	787
Coal sales revenue	$155,564	29,037	$167,635	24,486
Average sales price per ton	93.60	39.35	90.91	31.11
Cost of coal sold	$106,740	22,577	$111,484	21,223
Cost of coal sold per ton	64.22	30.59	60.46	26.97

Cost Bridge	Q-4 2009 vs. Q-1 2010
	CAPP	Midwest
Beginning cash costs (Q-4 2009)	$67.93	31.92
Fixed Cost Absorption	(4.01)	-
Variable costs (diesel, explosives, etc.)	(2.20)	(0.46)
Other	2.50	(0.87)
Ending cash costs (Q-1 2010)	$64.22	30.59

LIQUIDITY AND FREE CASH FLOW

As of March 31, 2010, the Company had available liquidity of $189.3 million calculated as follows (in millions):

Unrestricted Cash	$153.1
Availability under the Revolver	63.5
Letters of Credit issued under the Revolver	(27.3)

Available Liquidity	$189.3

Restricted Cash	$32.1

For the three months ended March 31, 2010, the Company had free cash flow of $34.1 million calculated as follows (in millions):

Adjusted EBITDA	$48.1
Capital Expenditures	(14.0)
Free Cash Flow	$34.1

SALES POSITION AND MARKET COMMENTS

As of April 29, 2010, we had the following agreements to ship coal at a fixed and known price (in 000’s except per ton amounts):

	2010 Priced (1)
	As of February 25, 2010		As of April 29, 2010		Change
	Tons	Avg Price Per Ton	Tons	Avg Price Per Ton	Tons	Avg Price Per Ton
CAPP	5,892	$95.10	5,994	$94.80	102	$77.47
Midwest (2)	3,004	$41.13	3,004	$41.13	-	$-

	2011 Priced
	As of February 25, 2010		As of April 29, 2010		Change
	Tons	Avg Price Per Ton	Tons	Avg Price Per Ton	Tons	Avg Price Per Ton
CAPP	2,389	$121.80	2,424	$121.21	35	$80.94
Midwest (2)	1,422	$44.64	1,422	$44.64	-	$-

	2012 Priced
	As of February 25, 2010		As of April 29, 2010		Change
	Tons	Avg Price Per Ton	Tons	Avg Price Per Ton	Tons	Avg Price Per Ton
CAPP	350	$108.31	350	$108.31	-	$-
Midwest (2)	500	$45.00	500	$45.00	-	$-

(1)	2010 includes all tons that have been shipped and tons with agreements for fixed prices for the remainder of the year, including carryover tons.
(2)	The prices for the Midwest are minimum base price amounts adjusted for projected fuel escalators.

GUIDANCE

In accordance with our past practice, James River Coal Company will update guidance in the second quarter earnings release.

FORBES 100 MOST TRUSTWORTHY COMPANIES

James River Coal Company has been named to the Forbes 2010 list of “The 100 Most Trustworthy Companies.”

Forbes used Audit Integrity, an independent financial analytics company in Los Angeles to identify the most transparent and trustworthy businesses that trade on American stock exchanges.  These companies have consistently demonstrated transparent and conservative accounting practices and solid corporate governance and management.

CONFERENCE CALL, WEBCAST AND REPLAY:  The Company will hold a conference call with management to discuss the first quarter earnings on April 30, 2010 at 11:00 a.m. Eastern Time.  The conference call can be accessed by dialing 877-340-2553, or through the James River Coal Company website at http://www.jamesrivercoal.com.  International callers, please dial 678-224-7860.  A replay of the conference call will be available on the Company’s website and also by telephone, at 800-642-1687 for domestic callers.  International callers, please dial 706-645-9291: pass code 66107301.

James River Coal Company mines, processes and sells bituminous steam and industrial-grade coal primarily to electric utility companies and industrial customers.  The Company’s mining operations are managed through six operating subsidiaries located throughout eastern Kentucky and in southern Indiana.

FORWARD-LOOKING STATEMENTS: Certain statements in this press release, and other written or oral statements made by or on behalf of us are "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, the following: changes in the demand for coal by electric utility customers; the loss of one or more of our largest customers; inability to secure new coal supply agreements or to extend existing coal supply agreements at market prices; our dependency on one railroad for transportation of a large percentage of our productions; failure to exploit additional coal reserves; the risk that reserve estimates are inaccurate; failure to diversify our operations; increased capital expenditures; encountering difficult mining conditions; increased costs of complying with mine health and safety regulations; bottlenecks or other difficulties in transporting coal to our customers; delays in the development of new mining projects; increased costs of raw materials; the effects of litigation, regulation and competition; lack of availability of financing sources; our compliance with debt covenants; the risk that we are unable to successfully integrate acquired asset into our business; and the other risks detailed in our reports filed with the Securities and Exchange Commission (SEC). Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES
Consolidated Balance Sheets
 (in thousands, except share data)

	March 31, 2010	December 31, 2009
Assets

Current assets:
Cash and cash equivalents	$153,129	107,931
Receivables:
Trade	67,295	43,289
Other	111	260
Total receivables	67,406	43,549
Inventories:
Coal	16,172	22,727
Materials and supplies	11,103	10,462
Total inventories	27,275	33,189
Prepaid royalties	5,671	6,045
Other current assets	3,119	3,292
Total current assets	256,600	194,006
Property, plant, and equipment, at cost:
Land	7,444	7,194
Mineral rights	231,919	231,919
Buildings, machinery and equipment	374,847	362,654
Mine development costs	42,580	41,069
Total property, plant, and equipment	656,790	642,836
Less accumulated depreciation, depletion, and amortization	304,580	288,748
Property, plant and equipment, net	352,210	354,088
Goodwill	26,492	26,492
Restricted cash	32,135	62,042
Other assets	32,800	32,684
Total assets	$700,237	669,312

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES
Consolidated Balance Sheets
 (in thousands, except share data)

	March 31, 2010	December 31, 2009
Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$38,395	46,472
Accrued salaries, wages, and employee benefits	10,657	6,982
Workers' compensation benefits	8,950	8,950
Black lung benefits	1,782	1,782
Accrued taxes	7,321	4,383
Other current liabilities	20,217	15,439
Total current liabilities	87,322	84,008
Long-term debt	279,650	278,268
Other liabilities:
Noncurrent portion of workers' compensation benefits	51,053	50,385
Noncurrent portion of black lung benefits	41,124	31,017
Pension obligations	14,123	14,827
Asset retirement obligations	40,540	39,843
Other	622	622
Total other liabilities	147,462	136,694
Total liabilities	514,434	498,970
Commitments and contingencies
Shareholders' equity:
Preferred stock, $1.00 par value. Authorized 10,000,000 shares	-	-
Common stock, $.01 par value. Authorized 100,000,000 shares; issued and outstanding 27,543,278 and 27,544,878 shares as of March 31, 2010 and December 31, 2009, respectively	275	275
Paid-in-capital	321,499	320,079
Accumulated deficit	(113,513)	(136,758)
Accumulated other comprehensive loss	(22,458)	(13,254)
Total shareholders' equity	185,803	170,342

Total liabilities and shareholders' equity	$700,237	669,312

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31, 2010	Three Months Ended March 31, 2009
Revenues	$184,601	192,121
Cost of sales:
Cost of coal sold	129,317	132,707
Depreciation, depletion and amortization	16,358	14,473
Total cost of sales	145,675	147,180
Gross profit	38,926	44,941
Selling, general and administrative expenses	9,319	9,287
Total operating income	29,607	35,654
Interest expense	7,381	4,053
Interest income	(4)	(25)
Miscellaneous income, net	(42)	(54)
Total other expense, net	7,335	3,974
Income before income taxes	22,272	31,680
Income tax expense (benefit)	(973)	3,509
Net income	$23,245	28,171
Earnings per common share
Basic earnings per common share	$0.84	1.03
Diluted earnings per common share	$0.84	1.03

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended March 31, 2010	Three Months Ended March 31, 2009
Cash flows from operating activities:
Net income	$23,245	28,171
Adjustments to reconcile net incometo net cash provided by operating activities
Depreciation, depletion, and amortization	16,358	14,473
Accretion of asset retirement obligations	821	793
Amortization of debt discount and issue costs	1,882	293
Stock-based compensation	1,420	1,514
Changes in operating assets and liabilities:
Receivables	(23,857)	(18,014)
Inventories	5,406	(14,883)
Prepaid royalties and other current assets	547	933
Restricted cash	29,907	-
Other assets	549	2,871
Accounts payable	(8,077)	1,921
Accrued salaries, wages, and employee benefits	3,675	2,490
Accrued taxes	2,938	5,079
Other current liabilities	4,671	229
Workers' compensation benefits	668	1,027
Black lung benefits	707	592
Pension obligations	(508)	536
Asset retirement obligations	(17)	(210)
Other liabilities	-	43
Net cash provided by operating activities	60,335	27,858
Cash flows from investing activities:
Additions to property, plant, and equipment	(13,972)	(12,413)
Net cash used in investing activities	(13,972)	(12,413)
Cash flows from financing activities:
Proceeds from Revolver	-	5,000
Repayments of Revolver	-	(14,000)
Debt issuance costs	(1,165)	-
Net cash used in financing activities	(1,165)	(9,000)
Increase in cash	45,198	6,445
Cash and cash equivalents at beginning of period	107,931	3,324
Cash and cash equivalents at end of period	$153,129	9,769

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES
Reconciliation of Non GAAP Measures
(in thousands)
(unaudited)

EBITDA is used by management to measure operating performance.  We define EBITDA as net income or loss plus interest expense (net), income tax expense (benefit) and depreciation, depletion and amortization (EBITDA), to better measure our operating performance.  We regularly use EBITDA to evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates.  In addition, we use EBITDA in evaluating acquisition targets.

Adjusted EBITDA is the amount used in several of the covenants in our revolving credit facility.  Adjusted EBITDA is defined as EBITDA further adjusted for certain cash and non-cash charges.  Adjusted EBITDA is used to determine compliance with financial covenants and our ability to engage in certain activities such as incurring additional debt and making certain payments.

Cash margin per ton is calculated as the difference between coal revenue per ton sold and cost of coal sold per ton.  Although cash margin per ton is not a measure of performance calculated in accordance with GAAP, management believes that it is useful to an investor because it is widely used in the coal industry as a measure to evaluate a company’s profitability from tons sold.

Free cash flow as shown in the press release is calculated as Adjusted EBITDA less capital expenditures.  It is not a measure of cash flow as defined by GAAP.  We use free cash flow as a measure of our ability to make investments, acquisitions and payments to our stakeholders.  Free cash flow should not be considered in isolation, nor as an alternative to cash flows generated from operations.

EBITDA, Adjusted EBITDA, cash margin per ton and free cash flow are not recognized terms under GAAP and are not an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or an alternative to cash flow from operating activities as a measure of operating liquidity.  Because not all companies use identical calculations, this presentation of EBITDA, Adjusted EBITDA, cash margin per ton and free cash flow may not be comparable to other similarly titled measures of other companies.  Additionally, EBITDA, Adjusted EBITDA, cash margin per ton or free cash flow are not intended to be a measure of free cash flow for management’s discretionary use, as they do not reflect certain cash requirements such as tax payments, interest payments and other contractual obligations.

	Three Months Ended March 31,
	2010	2009
Net income	$23,245	28,171
Income tax expense (benefit)	(973)	3,509
Interest expense	7,381	4,053
Interest income	(4)	(25)
Depreciation, depletion, and amortization	16,358	14,473
EBITDA (before adjustments)	$46,007	50,181
Other adjustments specified in our current debt agreement:	2,117	3,013
Adjusted EBITDA	$48,124	53,194